EXHIBIT 99.1

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                                  Press Release
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FROM:      Simon R. C. Wadsworth

SUBJECT:   MID-AMERICA ANNOUNCES COMPLETION OF PREFERRED STOCK OFFERING

DATE:      AUGUST 11, 2003
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                     Mid-America Apartment Communities, Inc.
                       Announces Completion of Offering of
              8.30% Series H Cumulative Redeemable Preferred Stock

MEMPHIS, Tenn.-(BUSINESS WIRE)-Aug. 11, 2003 - Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it has completed the offering of 6,200,000 shares of its 8.30% Series H Cumulative Redeemable Preferred Stock at $25 per share, which includes the full exercise of a 600,000 share overallotment option by the underwriters. The Company received $150,117,500 in net proceeds from the sale of the Series H Preferred Stock.

The net proceeds of the offering will be used to redeem all of the issued and outstanding shares of the 9.5% Series A Cumulative Preferred Stock, the 8 7/8 % Series B Cumulative Preferred Stock and the 9 3/8% Series C Cumulative Redeemable Preferred Stock. A copy of the final prospectus supplement related to the public offering of the Series H Preferred Stock may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida.

The Series H Preferred Stock will trade on the New York Stock Exchange under the symbol MAAPrH.

MAA is a self-administered, self-managed apartment-only real estate investment trust. For further information, please contact Simon R.C. Wadsworth at (901) 682-6668, ext.105, 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated growth rate of revenues, expenses, and net operating income at Mid-America's properties, anticipated lease-up (and rental concessions) at development properties, planned acquisitions and dispositions, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control such as insurance rates, increases in real estate taxes in numerous markets, as well as other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment
Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its Annual Report on Form 10-K, particularly including the risk factors contained in the latter filing.

Contact:
   Mid-America Apartment Communities, Inc.
   Simon R. C. Wadsworth, 901/682-6668 Ext. 105 www.maac.net